Consent of Independent Registered Public Accounting Firm

SES Solar Inc.
Geneva, Switzerland

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 7, 2007, relating to the consolidated financial statements of SES Solar Inc. which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

(Signed manually)
BDO Visura
Zurich, Switzerland

December 21, 2007